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Exhibit 11
                       Computation of Per Share Earnings
                       (in 000s, except per share data)


                                                    Six  Months Ended
                                                       February 28,
                                                   1995            1994
                                                   ----            ----
Weighted Average Shares Outstanding:

Average Common Stock Outstanding                  41,350          37,620

Average Common Stock Equivalents                   6,100           7,480
                                                 -------         -------
Total Weighted Average Shares
  Outstanding                                     47,450          45,100

Net Earnings                                     $29,225         $22,974
                                                 -------         -------
Net Earnings Per Common and
  Common Equivalent Share                          $0.62           $0.51
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